SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2003

Guaranty Federal Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

43-1792717

(I.R.S. employer identification number)

Commission file number: 0-23325

1341 West Battlefield
Springfield, Missouri 65807
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (417) 520-4333

Not applicable
(Former name or former address, if changed since last report)

INCLUDED INFORMATION

Item 5. Other Events and Regulation FD

On June 27, 2003, Guaranty Federal Bancshares, Inc. issued a press release concerning the following matters: (i) conversion of its subsidiary Guaranty Federal Savings Bank to a Missouri chartered trust company with banking powers, and (ii) change of name of subsidiary to Guaranty Bank

A copy of the press release issued by the company is attached as exhibit 99.1 hereto.

Item 7. Financial Statements and Exhibits

(c) Exhibits

Exhibit Number    Description

99.1                        Press release, dated June 27, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guaranty Federal Bancshares, Inc.

By:

/s/ Don M. Gibson

Don M. Gibson

President and Chief Executive Officer

(principal executive officer)

Date: June 27, 2003

Exhibit 99.1

Contact:  Don M. Gibson

For Immediate Release

                 417-520-4333

GUARANTY FEDERAL BANCSHARES, INC. ANNOUNCES

CHARTER CONVERSION AND NAME CHANGE FOR SUBSIDIARY THRIFT

SPRINGFIELD, MO – (June 27, 2003) – Guaranty Federal Bancshares, Inc, (NASDAQ:GFED), the holding company for Guaranty Federal Savings Bank, today announced that Guaranty Federal Savings Bank has converted to a Missouri chartered trust company with banking powers effective June 27, 2003.  The name of the subsidiary will be changed to Guaranty Bank.

“A Missouri trust company charter will provide Guaranty Bank with broader commercial lending powers and better reflect the mission of the Bank, which is to become a full service commercial bank,” said Don M. Gibson, President and CEO of Guaranty Bank.  “We will now be able to expand our commercial real estate lending limits to meet increasing demands, while continuing to provide financing for home and consumer loans,” Gibson added.

The discussion set forth above may contain forward-looking comments. Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; and fluctuation in inflation.

Guaranty Federal Bancshares Inc. has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is located in Springfield, Missouri, and has eight branches and 18 ATM locations located in Greene and Christian Counties.  In addition Guaranty Bank is a member of the Privileged Status ATM network, which provides its customers surcharge free access to over 60 area ATM’s and over 1,000 ATM’s nationwide.